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Exhibit 10.71

Spherion Corporation

Line of Business
Executive Management

2004 Variable Pay Plan

For Plan Year: Fiscal 2004

*
Confidential portions omitted and filed separately with the Commission.

Introduction

        The following Variable Pay Plan (the "Plan") is designed to reward Plan Eligible Associates for achievement of specific goals as well as to provide an incentive to retain talent and encourage future performance with Spherion. This Plan has been established to align your individual success with that of Spherion and your business unit.

        Your dedication and commitment to the Company is greatly appreciated. Thank you for your continued support now and in the future.

Effective Date/Plan Year

        This Plan is in effect for Fiscal Year 2004 (December 29, 2003 through January 2, 2005) (the "Plan Year"). This Plan supersedes any prior plans as of the date it becomes effective. This Plan may be extended beyond the Plan Year at the sole discretion of Spherion.

Eligibility

        Eligibility to participate in this Plan is within Spherion's sole discretion, but in general is based on an associate's position and salary band. For purposes of this Plan, the term Plan Eligible Associate means an associate who Spherion determines is eligible to participate in this Plan.

        Eligibility begins on the first day of the accounting month after an associate begins employment as a Plan Eligible Associate and terminates immediately when an associate's employment as a Plan Eligible Associate ends.

Change of Positions/Leave of Absence

        In order to be eligible for or earn any compensation under this Plan, a Plan Eligible Associate must remain employed by Spherion in some capacity through the last date of the Variable Pay Period. If the Plan Eligible Associate does not meet this condition, he/she will not earn any compensation under this Plan. (See the Variable Pay Period/Payment Section Below) If a Plan Eligible Associate meets this condition, but was actively employed as a Plan Eligible Associate for only a part of the Variable Pay Period, his/her compensation under this Plan will be pro-rated based on the number of weeks he/she was actively employed as a Plan Eligible Associate. Some examples include:

  •
  If a Plan Eligible Associate begins employment as a Plan Eligible Associate after the beginning of the Plan Year; or

  •
  If a Plan Eligible Associate changes positions within Spherion from one that qualifies him/her as a Plan Eligible Associate to one that does not or vice versa during the Plan Year; or

  •
  If a Plan Eligible Associate is on an authorized leave of absence within the Variable Pay Period; provided, however, that the associate must return to full or part-time active status for any pro-rated compensation to be considered earned.

Components

        A Plan Eligible Associate has a Variable Pay Opportunity which is determined as a percentage (%) of his/her base salary. The Spherion Compensation Department will provide each Plan Eligible Associate with written confirmation (through Spherion's Workscape Computer Resource) of the percentage (%) of base salary for his/her Variable Pay Opportunity.

        Spherion shall have the right to withhold, deduct, and/or set off any and all amounts for bad debts, re-bills, credits, or other adjustments from the payment calculations.

*
Confidential portions omitted and filed separately with the Commission.

        The Variable Pay Opportunity is made up of three components: (1) Company EPS; (2) Line of Business (LOB) Net Operating Income (NOI) targets; and (3) LOB Gross Profit (GP) target. The specifics of these components are described in more detail below.

        The targets have been established on the basis of anticipated growth rates, financial analysis, market analysis, Company objectives, and other considerations. The Spherion Compensation Department will provide the Plan Eligible Associate with written confirmation (through the Workscape Computer Resource) of his/her NOI and GP targets. The targets have been set at the beginning of the year, but are subject to change at the sole discretion of the Company. Any change to the targets will be communicated to the impacted Plan Eligible Associate.

        1.    Company Earnings Per Share (EPS).    25% of the Variable Pay Opportunity is based on the Company attaining its EPS Target for fiscal year 2004. In order for a Plan Eligible Associate to earn any compensation under this EPS component, the Company must attain a minimum Threshold EPS of    *    . No EPS component will be earned if the EPS is less than the Threshold. If the EPS Threshold is reached, the component payout will increase and be interpolated between Goal Levels as reflected in the chart below.

Spherion EPS
(25% of Variable Pay Opportunity)

Goal Level	EPS	% of EPS Component Awarded
Achievement	*	150%
Target	*	100%
Threshold	*	50%
Below Threshold	*	0%

        The EPS goal levels are set at the beginning of the year, but are subject to change at the sole discretion of the Company. Any change to the EPS goal levels will be communicated to the Plan Eligible Associates.

        2.    LOB Net Operating Income (LOB-NOI) Target.    25% of the Variable Pay Opportunity is based on the 2004 NOI target established for the Plan Eligible Associate's LOB. In order for a Plan Eligible Associate to earn any compensation under this LOB-NOI component, LOB-NOI must attain a minimum Threshold of 90% of the Target NOI. No compensation will be earned if the LOB-NOI is less than the Threshold. LOB-NOI between 97% and 103% of the Target will be considered within the

*
Confidential portions omitted and filed separately with the Commission.

  Target Range. If LOB-NOI exceeds 103% of the Target, the LOB-NOI component payout will increase and be interpolated between Goal Levels as reflected in the chart below.

LOB NOI
(25% of Variable Pay Opportunity)

Goal Level	Target NOI	% of NOI Component Payout
(Expressed as a % of Target)
Achievement (120%)	Staffing Services: * Professional Services: *	150%
Target Range (97% - 103%)	Staffing Services: 97% - 103% of Target Professional Services: 97% - 103% of Target	100%
Threshold (<97%)	Staffing Services: <97% of Target Professional Services: <97% of Target	75%
Below Threshold (<90%)	Staffing Services: <90% of Target Professional Services: <90% of Target	0%

        3.    LOB Gross Profit (LOB-GP) Target.    50% of the Variable Pay Opportunity is based on the 2004 GP target established for the Plan Eligible Associate's LOB. In order for a Plan Eligible Associate to earn any compensation under this LOB-GP component, LOB-GP must attain a minimum Threshold of 90% of the Target GP. No compensation will be earned if the LOB-GP is less than the Threshold. LOB-GP between 97% and 103% of the Target will be considered within the Target Range. If LOB-GP exceeds 103% of the Target, the LOB-GP component payout will increase and be interpolated between Goal Levels as reflected in the chart below.

LOB GP
(50% of Variable Pay Opportunity)

Goal Level	Target GP	% of GP Component Payout
(Expressed as a % of Target)
Achievement (120%)	Staffing Services: * Professional Services: *	150%
Target Range (97% - 103%)	Staffing Services: 97% - 103% of Target Professional Services: 97% - 103% of Target	100%
Threshold (<97%)	Staffing Services: <97% of Target Professional Services: <97% of Target	75%
Below Threshold (<90%)	Staffing Services: <90% of Target Professional Services: <90% of Target	0%

        Please see the example provided at the end of this Plan.

*
Confidential portions omitted and filed separately with the Commission.

Variable Pay Period/ Payment

        The "Variable Pay Period" is the Plan Year. Compensation under this Plan is based on annual results and is therefore earned on an annual basis. A Plan Eligible Associate must be employed by Spherion through the last date of the Variable Pay Period to be eligible for or earn any compensation under this Plan. (See Termination of Employment Section Below) Any compensation earned under this Plan will be paid within 45 business days after the close of the accounting year.

Termination of Employment

        Eligibility to participate in and ability to earn any compensation under this Plan ceases immediately upon termination of employment with Spherion regardless of whether such termination of employment is due to resignation, termination without cause, termination for cause, or otherwise.

        A Plan Eligible Associate, whose employment with Spherion terminates prior to the end of the Variable Pay Period, will not be eligible for or be considered to have earned compensation under this Plan in whole or in part.

        In addition, any Plan Eligible Associate who resigns his/her employment or who is terminated for cause after the end of the Variable Pay Period but before Spherion pays the actual compensation earned under this Plan will not be eligible for or be considered to have earned any compensation under this Plan. If a Plan Eligible Associate is terminated by Spherion without cause after the Variable Pay Period but before Spherion pays the compensation, the Plan Eligible Associate will be considered to have earned compensation under this Plan through the end of the Variable Pay Period.

Retention Bonus

        A Plan Eligible Associate may not earn more than 200% of the Plan Eligible Associate's variable pay opportunity for the Plan Year under this Plan. Spherion will continue to calculate variable pay that exceeds 200% of the Plan Eligible Associate's variable pay opportunity and the amounts will be deferred in cash as a retention bonus.

        If earned, the retention bonus will be distributed along with the regularly scheduled variable pay compensation for Fiscal Year 2005 (within 45 business days after the close of the accounting year). In order to earn the retention bonus, the Plan Eligible Associate must still be employed with Spherion on the date the payment is made; provided, that if a Plan Eligible Associate is terminated by Spherion without cause during the period between the end of the Variable Pay Period and the date the deferred compensation is paid, the Plan Eligible Associate will still be eligible to receive the retention bonus.

        All deferrals will earn interest. The interest rate for the deferrals will be set at the prime interest rate as of January 1 of the following year for its duration. Interest will begin to accrue on the first day of the fiscal year 2005.

Disputes

        If there is a dispute related to this Plan, including, but not limited to, a dispute over eligibility or award, it will be resolved by the Principal Executive Officer or his/her designee, whose decision shall be final.

At-Will Employment

        The only matter this Plan is intended to address is variable pay compensation. Nothing in this Plan shall alter or be construed as to alter the at-will employment status of any Plan Eligible Associate. The Plan Eligible Associate's employment is at-will and may be terminated by either party at any time, with or without cause.

*
Confidential portions omitted and filed separately with the Commission.

Amendments, Exceptions, or Termination of the Plan

        The Principal Executive Officer or his/her designee will administer this Plan and have the power to implement, operate, and interpret this Plan and to take such action as he/she deems equitable and consistent with the purpose of this Plan in particular circumstances. No exception or modification to this Plan will be valid unless it has been approved in writing by a Principal Executive Officer or his/her designee.

        The Company reserves the right to change, modify, alter, amend, or cancel this Plan at any time, with or without notice and with or without consideration.

Acknowledgement

        Plan Eligible Associate acknowledges that he/she has reviewed the Plan and will address any of his/her questions to the Spherion Compensation Department. Plan Eligible Associate hereby reaffirms his/her Acknowledgement of the Plan.

        EXAMPLE (This example is not intended to imply any actual percentages, payout, or targets under this Variable Pay Plan. It is merely for illustrative purposes to show how the Variable Pay Plan components may be calculated in a hypothetical situation)

Executive Management Variable Pay Plan
Line of Business Employees

2004 Variable Pay Plan Example

Assumptions:
Base Salary (January 1, 2004)		$225,000
Variable Pay Opportunity (% of base)		50%
Variable Pay Opportunity ($)	$225,000 × 50%	$112,500
Spherion EPS target		*
LOB GP target		*
LOB NOI target		*

Year End Results

1. Spherion EPS	Threshold	*
2. LOB GP	Target (btwn 97% - 103%)	*
3. LOB NOI	< Threshold	*
Variable Pay Calculation:
EPS	($112,500 × 25%) × 50%	$14,062
LOB GP	($112,500 × 50%) × 100%	$56,250
LOB NOI	($112,500 × 25%) × 0%	$0
Total Variable Pay	$14,062 + $56,250	$70,312

*
Confidential portions omitted and filed separately with the Commission.

EXHIBIT A

Executive Name	Title	Annual Incentive Award Target
Eric Archer	President, Professional Services	60% of annual base salary
Byrne K. Mulrooney	President, Staffing Services	75% of annual base salary

QuickLinks

Spherion Corporation Line of Business Executive Management 2004 Variable Pay Plan
LOB NOI (25% of Variable Pay Opportunity)
LOB GP (50% of Variable Pay Opportunity)